Filed Pursuant to Rule 433

Registration No. 333-217087

Issuer Free Writing Prospectus dated October 10, 2017

Relating to Prospectus dated March 31, 2017 and

Preliminary Prospectus Supplement dated October 10, 2017

$8,250,000,000

Senior Notes Offering

Pricing Term Sheet

October 10, 2017

	2.080% Senior Notes due 2020	2.550% Senior Notes due 2022	2.930% Senior Notes due 2025	3.250% Senior Notes due 2028	4.030% Senior Notes due 2047
Issuer:	Northrop Grumman Corporation	Northrop Grumman Corporation	Northrop Grumman Corporation	Northrop Grumman Corporation	Northrop Grumman Corporation

Expected Ratings:(1)

Moody’s Investors Service, Inc.:	Baa2 (Outlook: Stable)	Baa2 (Outlook: Stable)	Baa2 (Outlook: Stable)	Baa2 (Outlook: Stable)	Baa2 (Outlook: Stable)

Standard & Poor’s Ratings Services:	BBB (Outlook: Stable)	BBB (Outlook: Stable)	BBB (Outlook: Stable)	BBB (Outlook: Stable)	BBB (Outlook: Stable)

Fitch Ratings, Ltd.:	BBB (Outlook: Stable)	BBB (Outlook: Stable)	BBB (Outlook: Stable)	BBB (Outlook: Stable)	BBB (Outlook: Stable)

Principal Amount Offered:	$1,000,000,000	$1,500,000,000	$1,500,000,000	$2,000,000,000	$2,250,000,000

Pricing Date:	October 10, 2017	October 10, 2017	October 10, 2017	October 10, 2017	October 10, 2017

Settlement Date (T + 3):	October 13, 2017 It is expected that delivery of the Notes will be made against payment therefor on or about October 13, 2017, which is the third business day following the date hereof. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next	October 13, 2017 It is expected that delivery of the Notes will be made against payment therefor on or about October 13, 2017, which is the third business day following the date hereof. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next

October 13, 2017 It is expected that delivery of the Notes will be made against payment therefor on or about October 13, 2017, which is the third business day following the date hereof. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the

				October 13, 2017 It is expected that delivery of the Notes will be made against payment therefor on or about October 13, 2017, which is the third business day following the date hereof. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the	October 13, 2017 It is expected that delivery of the Notes will be made against payment therefor on or about October 13, 2017, which is the third business day following the date hereof. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the succeeding business day will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes prior to the delivery date of the Notes should consult their own advisors.

succeeding business day will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes prior to the delivery date of the Notes should consult their own advisors.

next succeeding business day will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes prior to the delivery date of the Notes should consult their own advisors.

next succeeding business day will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes prior to the delivery date of the Notes should consult their own advisors.

next succeeding business day will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes prior to the delivery date of the Notes should consult their own advisors.

Maturity Date:	October 15, 2020	October 15, 2022	January 15, 2025	January 15, 2028	October 15, 2047

Benchmark Treasury:	1.375% due September 15, 2020	1.875% due September 30, 2022	2.125% due September 30, 2024	2.250% due August 15, 2027	3.000% due May 15, 2047

Benchmark Treasury Price/Yield:	99-8 ¼ / 1.635%	99-20 ¼ / 1.953%	99-20+ / 2.181%	99-2+ / 2.355%	102-6+ / 2.889%

Spread to Benchmark Treasury:	+45 basis points	+60 basis points	+75 basis points	+90 basis points	+115 basis points

Yield to Maturity:	2.085%	2.553%	2.931%	3.255%	4.039%

Coupon:	2.080%	2.550%	2.930%	3.250%	4.030%

Day Count Convention:	30 / 360	30 / 360	30 / 360	30 / 360	30 / 360

Price to Public:(2)	99.985%	99.986%	99.985%	99.947%	99.844%

Interest Payment Dates:	April 15 and October 15, commencing April 15, 2018	April 15 and October 15, commencing April 15, 2018	January 15 and July 15, commencing July 15, 2018	January 15 and July 15, commencing July 15, 2018	April 15 and October 15, commencing April 15, 2018

Record Dates:	April 1 and October 1	April 1 and October 1	January 1 and July 1	January 1 and July 1	April 1 and October 1

Optional Redemption:	At a redemption price equal to the greater of (i) 100% of the principal amount of the notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed at a discount rate of the Adjusted Treasury Rate +10 basis points.	Prior to September 15, 2022 (the “Par Call Date”), at a redemption price equal to the greater of (i) 100% of the principal amount of the notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed that would have been due if the notes matured on the Par Call Date at a discount rate of the	Prior to November 15, 2024 (the “Par Call Date”), at a redemption price equal to the greater of (i) 100% of the principal amount of the notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed that would have been due if the notes matured on the Par Call Date at a discount rate of the	Prior to October 15, 2027 (the “Par Call Date”), at a redemption price equal to the greater of (i) 100% of the principal amount of the notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed that would have been due if the notes matured on the Par Call Date at a discount rate of the	Prior to April 15, 2047 (the “Par Call Date”), at a redemption price equal to the greater of (i) 100% of the principal amount of the notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed that would have been due if the notes matured on the Par Call Date at a discount rate of the

		Adjusted Treasury Rate +10 basis points.	Adjusted Treasury Rate +15 basis points.	Adjusted Treasury Rate +15 basis points.	Adjusted Treasury Rate +20 basis points.

		On and after the Par Call Date, at a redemption price equal to 100% of the principal amount of the notes being redeemed.	On and after the Par Call Date, at a redemption price equal to 100% of the principal amount of the notes being redeemed.	On and after the Par Call Date, at a redemption price equal to 100% of the principal amount of the notes being redeemed.	On and after the Par Call Date, at a redemption price equal to 100% of the principal amount of the notes being redeemed.

Special Mandatory Redemption:	If the Orbital ATK Acquisition is not consummated on or prior to December 17, 2018, or if the Merger Agreement is terminated at any time prior to such date other than as a result of consummating the Orbital ATK Acquisition, then the Company will be required to redeem all of the outstanding notes at a redemption price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest	If the Orbital ATK Acquisition is not consummated on or prior to December 17, 2018, or if the Merger Agreement is terminated at any time prior to such date other than as a result of consummating the Orbital ATK Acquisition, then the Company will be required to redeem all of the outstanding notes at a redemption price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest	If the Orbital ATK Acquisition is not consummated on or prior to December 17, 2018, or if the Merger Agreement is terminated at any time prior to such date other than as a result of consummating the Orbital ATK Acquisition, then the Company will be required to redeem all of the outstanding notes at a redemption price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest	N/A	If the Orbital ATK Acquisition is not consummated on or prior to December 17, 2018, or if the Merger Agreement is terminated at any time prior to such date other than as a result of consummating the Orbital ATK Acquisition, then the Company will be required to redeem all of the outstanding notes at a redemption price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest

CUSIP/ISIN:	666807BL5 / US666807BL56	666807BQ4 / US666807BQ44	666807BM3 / US666807BM30	666807BN1 / US666807BN13	666807BP6 / US666807BP60

Denominations:	$2,000 and multiples of $1,000 in excess thereof	$2,000 and multiples of $1,000 in excess thereof	$2,000 and multiples of $1,000 in excess thereof	$2,000 and multiples of $1,000 in excess thereof	$2,000 and multiples of $1,000 in excess thereof

Joint Book-Running Managers:	J.P. Morgan Securities LLC Credit Suisse Securities (USA) LLC	J.P. Morgan Securities LLC Credit Suisse Securities (USA) LLC	J.P. Morgan Securities LLC Credit Suisse Securities (USA) LLC	J.P. Morgan Securities LLC Credit Suisse Securities (USA) LLC	J.P. Morgan Securities LLC Credit Suisse Securities (USA) LLC
	Goldman Sachs & Co. LLC Wells Fargo Securities, LLC Lloyds Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Mizuho Securities USA LLC	Goldman Sachs & Co. LLC Wells Fargo Securities, LLC Lloyds Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Mizuho Securities USA LLC	Goldman Sachs & Co. LLC Wells Fargo Securities, LLC Lloyds Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Mizuho Securities USA LLC	Goldman Sachs & Co. LLC Wells Fargo Securities, LLC Lloyds Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Mizuho Securities USA LLC	Goldman Sachs & Co. LLC Wells Fargo Securities, LLC Lloyds Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Mizuho Securities USA LLC

Senior Co-Managers	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. MUFG Securities Americas Inc.	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. MUFG Securities Americas Inc.	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. MUFG Securities Americas Inc.	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. MUFG Securities Americas Inc.	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. MUFG Securities Americas Inc.

Co-Managers:

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

UniCredit Capital Markets LLC

U.S. Bancorp Investments, Inc.

Academy Securities, Inc.

Blaylock Beal Van, LLC

Drexel Hamilton, LLC

Mischler Financial Group, Inc.

The Williams Capital Group, L.P.

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

UniCredit Capital Markets LLC

U.S. Bancorp Investments, Inc.

Academy Securities, Inc.

Blaylock Beal Van, LLC

Drexel Hamilton, LLC

Mischler Financial Group, Inc.

The Williams Capital Group, L.P.

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

UniCredit Capital Markets LLC

U.S. Bancorp Investments, Inc.

Academy Securities, Inc.

Blaylock Beal Van, LLC

Drexel Hamilton, LLC

Mischler Financial Group, Inc.

The Williams Capital Group, L.P.

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

UniCredit Capital Markets LLC

U.S. Bancorp Investments, Inc.

Academy Securities, Inc.

Blaylock Beal Van, LLC

Drexel Hamilton, LLC

Mischler Financial Group, Inc.

The Williams Capital Group, L.P.

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

UniCredit Capital Markets LLC

U.S. Bancorp Investments, Inc.

Academy Securities, Inc.

Blaylock Beal Van, LLC

Drexel Hamilton, LLC

Mischler Financial Group, Inc.

The Williams Capital Group, L.P.

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. An explanation of the significance of ratings may be obtained from the ratings agencies. Generally, ratings agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. Each of the expected security ratings above should be evaluated independently of any other security rating.
(2)	Plus accrued interest, if any, from October 13, 2017.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the

SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling one of the numbers listed below:

J.P. Morgan Securities LLC	Credit Suisse Securities (USA) LLC
1-212-834-4533 (collect)	1-800-221-1037 (toll free)

Goldman Sachs & Co. LLC	Wells Fargo Securities, LLC
1-866-471-2526 (toll free)	1-800-645-3751 (toll free)

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